                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                                EMC CORPORATION
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                                EMC CORPORATION
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                    [LOGO OF EMC CORPORATION APPEARS HERE]

                                                                   April 7, 1995

Dear Stockholder:

  We cordially invite you to attend our 1995 Annual Meeting, which will be held on Wednesday, May 10, 1995, at 10:00 a.m. at the Company's facility located at 5-9 Technology Drive, Milford, Massachusetts. At this meeting you are being asked to elect three Class II members to the Board of Directors for a three-year term and to approve an increase in the number of shares of authorized common stock of the Company and the addition of 2,000,000 shares of common stock to the 1993 Stock Option Plan.

  Your Board of Directors recommends that you vote in favor of each of these proposals. You should read with care the attached Proxy Statement, which contains detailed information about these proposals.

  Your vote is important regardless of the number of shares you own. Accordingly, we urge you to complete, sign, date and return your Proxy card promptly in the enclosed postage-paid envelope. The fact that you have returned your Proxy in advance will in no way affect your right to vote in person should you attend the meeting. However, by signing and returning the Proxy, you have assured representation of your shares.

  Following completion of the scheduled business, we will report on the Company's operations and plans and answer questions from the floor. We hope that you will be able to join us on May 10th.

                                              Very truly yours,

                                                  (ART)

                                              RICHARD J. EGAN
                                              Chairman of the Board

                                EMC CORPORATION

                  NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 10, 1995

To the Stockholders:

  Notice is hereby given that the Annual Meeting of Stockholders of EMC Corporation, a Massachusetts corporation ("EMC" or the "Company"), will be held at the Company's facility located at 5-9 Technology Drive, Milford, Massachusetts, on Wednesday, May 10, 1995, at 10:00 a.m. for the following purposes:

    1. To elect three members to the Board of Directors to serve for a three-year term as Class II Directors.

    2. To amend the Company's Articles of Organization to increase the number of shares of authorized common stock, $.01 par value, to 500,000,000 shares from the current authorization of 330,000,000 shares.

    3. To amend the Company's 1993 Stock Option Plan to increase the number of shares available for grant under the plan to 8,000,000 shares from 6,000,000 shares.

    4. To transact any and all other business that may properly come before the meeting or any adjournment thereof.

  All stockholders of record at the close of business on March 31, 1995 are entitled to notice of and to vote at this meeting and any adjournment thereof.

  Stockholders are requested to sign and date the enclosed Proxy and return it in the enclosed envelope. The envelope requires no postage if mailed in the United States.

  EMC's 1995 Annual Report to Stockholders is enclosed herewith.

                                              By order of the Board of
                                              Directors

                                              DAVID B. WALEK, Clerk

April 7, 1995

                                EMC CORPORATION

                                PROXY STATEMENT

                               ----------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL.

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of EMC Corporation, a Massachusetts corporation ("EMC" or the "Company"), for the Annual Meeting of Stockholders of EMC to be held May 10, 1995, and any adjournment thereof, for the purposes set forth in the Notice of the Annual Meeting. EMC was incorporated in 1979, and its principal executive offices are located at 171 South Street, Hopkinton, Massachusetts 01748 (telephone 508-435-1000). This Proxy Statement is first being distributed to stockholders on or about April 7, 1995.

  All per share amounts of the common stock, $.01 par value (the "Common Stock"), of the Company noted in this Proxy Statement have been adjusted to give effect to all stock splits.

VOTING RIGHTS AND OUTSTANDING SHARES.

  As of March 31, 1995, EMC had outstanding 213,268,346 shares of Common Stock. Each share of Common Stock entitles the holder of record thereof at the close of business on March 31, 1995 to one vote on each of the matters to be voted upon at the meeting.

  The expenses of preparing, printing and assembling the materials used in the solicitation of proxies will be borne by EMC. In addition to the solicitation of proxies by use of the mails, EMC may utilize the services of certain of its officers and employees (who will receive no compensation therefor in addition to their regular salaries) to solicit proxies personally and by mail, telephone and telegraph from brokerage houses and other stockholders. Also, the Company has retained D.F. King & Co., Inc. to aid in the solicitation of proxies. D.F. King & Co., Inc. will receive a fee and reimbursement of expenses estimated not to exceed $10,000 in the aggregate, all of which will be paid by the Company.

  If the enclosed form of Proxy is properly signed and returned, the shares represented thereby will be voted. If the stockholder specifies in the Proxy how the shares are to be voted, they will be voted as specified. If the stockholder does not specify how the shares are to be voted, they will be voted in favor of electing as Class II Directors, the three persons listed under "Election of Directors" to serve until their successors are elected and qualified and in favor of each of the additional items set forth in the accompanying Notice of the Annual Meeting. Should any person so named be unable or unwilling to serve as director, the persons named in the enclosed form of Proxy for the Annual Meeting intend to vote for such other person as management may recommend. Any stockholder has the right to revoke his or her Proxy at any time before it is voted by attending the meeting and voting in person or filing with the Clerk of the Company either a written instrument revoking the Proxy or another newly executed proxy bearing a later date.

  An automated system administered by the Company's transfer agent tabulates all votes cast at the Annual Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum. Each is tabulated separately. If a quorum is present, the three nominees who receive the greatest number of votes properly cast will be elected as Class II Directors. Neither abstentions nor broker non-votes will have any effect upon the outcome of voting with respect to the election of directors. The effect of an abstention or a broker non-vote will be the same as a vote against adoption of Proposal 2. A broker non-vote will have no effect upon the outcome of voting on Proposal 3. However, an abstention will have the same effect as a vote against Proposal 3.

  As of the date hereof, management of EMC has no knowledge of any business other than that described in the Notice of the Annual Meeting that will be presented for consideration at such meeting. If any other business should come before such meeting, the persons appointed by the enclosed form of Proxy shall have discretionary authority to vote all such Proxies as they shall decide.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

  Pursuant to Section 50A of Chapter 156B of the Massachusetts General Laws, the Board of Directors is presently divided into three classes, having staggered terms of three years each after an initial transition period. Under
Section 50A and the by-laws of the Company, the Board of Directors may determine the total number of directors and the number of directors to be elected at any Annual Meeting of Stockholders or Special Meeting in lieu thereof. The Board of Directors has fixed at eight the total number of directors and has fixed at three the number of directors to be elected at the 1995 Annual Meeting. Of the current total of eight directors, three Class II Directors have terms expiring at the 1995 Annual Meeting, three Class III Directors have terms expiring at the 1996 Annual Meeting and two Class I Directors have terms expiring at the 1997 Annual Meeting. The three directors whose terms expire at the 1995 Annual Meeting have been nominated by the Board of Directors for election at such meeting. All of the nominees for director are now Class II members of the Board of Directors. Each Class II Director elected at the 1995 Annual Meeting will serve until the 1998 Annual Meeting of Stockholders or Special Meeting in lieu thereof, and until that director's successor is elected and qualified.

INFORMATION WITH RESPECT TO NOMINEES.

  Set forth below is information with respect to each nominee for Class II Director to be elected at the Annual Meeting and for each Class I Director and Class III Director. All of the directors were previously elected by the stockholders.

   NOMINEES TO SERVE AS DIRECTORS FOR A THREE-YEAR TERM EXPIRING AT THE 1998
                      ANNUAL MEETING (CLASS II DIRECTORS)

JOHN R. EGAN

  Mr. Egan, age 37, became Executive Vice President, Sales and Marketing of EMC in January 1992 and was elected a Director in May 1992. From October 1986 to January 1992, he served in a number of executive positions with the Company including Executive Vice President, Operations and Executive Vice President, International Sales.

JOSEPH F. OLIVERI

  Mr. Oliveri, age 46, has been a Director of the Company since March 1993. From March 1983 to the present, Mr. Oliveri has been President and Chief Executive Officer of Interface Electronics Corporation, a distributor of a diversified group of semiconductor, electronic component and subsystem component products. Mr. Oliveri is a member of the Audit Committee and the Mergers and Acquisitions Committee of EMC.

MICHAEL C. RUETTGERS

  Mr. Ruettgers, age 52, has been President of the Company since October 1989 and in January 1992 he also became Chief Executive Officer of EMC. In May 1992, he was elected a Director of the Company. Mr. Ruettgers was Executive Vice President, Operations of EMC from July 1988 to October 1989 and Chief Operating Officer from September 1989 to January 1992. Before joining EMC, he was Chief Operating Officer at Technical Financial Services, Incorporated, a high-technology publishing and research firm. Previously, he was a Senior Vice President of Keane, Inc., a software application consulting firm. He is also a Director of Keane, Inc. and Cross Comm Corporation, a manufacturer of computer network products.

     DIRECTORS SERVING A TERM EXPIRING AT THE1996 ANNUAL MEETING (CLASS III
                                   DIRECTORS)

MICHAEL J. CRONIN

  Mr. Cronin, age 56, has been a Director of the Company since May 1990. He was Chief Executive Officer and President of Automatix, Inc., an industrial vision systems manufacturer, from June 1984 to September 1990. He has been Chief Executive Officer of Cognition Corporation from September 1987 to the present. Mr. Cronin is also Chairman of the Board of Cognition Corporation. He is also a Director of Leeman Labs, Inc., a manufacturer of analytical instruments for the environmental and industrial markets. Mr. Cronin is a member of the Audit Committee, the Executive Compensation and Stock Option Committee and the Mergers and Acquisitions Committee of EMC.

MAUREEN E. EGAN

  Mrs. Egan, age 57, has been a Director of the Company since March 1993. She was one of the Company's initial investors and its first employee. Mrs. Egan was employed in a number of administrative capacities from the Company's inception in 1979 until her retirement in 1985. Mrs. Egan is a founder and member of the Hopkinton Technology for Education Trust, a non-profit organization in Hopkinton, Massachusetts.

W. PAUL FITZGERALD

  Mr. Fitzgerald, age 54, has been a Director of the Company since March 1991. From January 1988 to March 1995, he was Senior Vice President, Finance and Administration and Chief Financial Officer of EMC. From October 1991 to March 1995, Mr. Fitzgerald was Treasurer of the Company. From January 1985 to January 1988, he was Vice President, Finance of EMC. Mr. Fitzgerald resigned as Chief Financial Officer and Treasurer of the Company effective March 31, 1995 and as an employee of the Company effective July 31, 1995. He will, however, remain a Director of the Company.

DIRECTORS SERVING A TERM EXPIRING AT THE1997 ANNUAL MEETING (CLASS I DIRECTORS)

RICHARD J. EGAN

  Mr. Egan, age 59, is a founder of the Company and has served as a Director since the Company's inception in 1979, and was elected Chairman of the Board in January 1988. Prior to January 1988, he was also President of EMC. From 1979 to January 1992 he was Chief Executive Officer of the Company.

  He is also a Director of Cognition Corporation, a CAD/CAM software supplier. Mr. Egan is a member of the Executive Compensation and Stock Option Committee and the Mergers and Acquisitions Committee of EMC.

JOHN F. CUNNINGHAM

  Mr. Cunningham, age 52, has been a Director of the Company since November 1991. He was a consultant to the Company from January 1992 to December 1993. He has been Chairman and Chief Executive Officer of Cunningham & Company, a corporation involved in private investments and financial consulting from February 1989 to the present. From July 1985 to January 1989 he was Chairman of the Board and Chief Executive Officer of Computer Consoles, Inc., a manufacturer of computers and telecommunications equipment. Prior to such time, Mr. Cunningham served in various capacities at Wang Laboratories, Inc., a manufacturer of computers, most recently as President and Chief Operating Officer and a Director. He is also a Director of Computervision Corporation, a CAD/CAM software company. Mr. Cunningham is a member of the Executive Compensation and Stock Option Committee and the Mergers and Acquisitions Committee of EMC.

  During the fiscal year ended December 31, 1994, the EMC Board of Directors held five meetings. Each incumbent director who is a nominee for election at the Annual Meeting attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of which he was a member in 1994.

  The Audit Committee, which held one meeting in 1994, reviews with management and the Company's independent public accountants the Company's financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the public accountants upon the financial condition of the Company and its accounting controls and procedures, and such other matters as the committee deems appropriate.

  The Executive Compensation and Stock Option Committee, which held four meetings during 1994, reviews salary policies and compensation of executive officers, officers and other members of management and approves compensation plans. This committee also administers the Company's stock option plans and employee stock purchase plan.

  The Mergers and Acquisitions Committee reviews with management of EMC possible acquisitions of technologies, product lines or related businesses. This committee held no formal meetings in 1994 but did consult informally several times during 1994.

  The Board of Directors does not have a Nominating Committee.

  The Company compensates each director who is not an employee of the Company $10,000 per annum, $2,000 for each regularly scheduled director's meeting attended and $1,500 per annum for each committee on which they serve.

                               ----------------

  Richard J. Egan, Chairman of the Board and a Director, is the husband of Maureen E. Egan, a Director of the Company. He also is the brother-in-law of W. Paul Fitzgerald, the Company's Senior Vice President, Finance and
Administration and a Director. W. Paul Fitzgerald is the brother of Maureen E. Egan. John R. Egan, Executive Vice President, Sales and Marketing and a Director of the Company is the son of Richard J. and Maureen E. Egan.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the Company's Common Stock owned on March 15, 1995 (i) by each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) by each of the Company's directors and nominees for director owning stock in the Company, (iii) by each of the executive officers named in the Summary Compensation Table on page 7, and (iv) by all directors and executive officers as a group.

                                                   NUMBER OF SHARES PERCENT OF
                                                     BENEFICIALLY   OUTSTANDING
 NAME OF BENEFICIAL OWNER                              OWNED(1)       SHARES
 ------------------------                          ---------------- -----------
Richard J. Egan(2)................................    14,750,080        7.4%
Maureen E. Egan(3)................................     3,726,701        1.9
Michael J. Cronin(4)..............................        48,000         **
John F. Cunningham(5).............................        48,000         **
John R. Egan*(6)..................................       701,850         **
W. Paul Fitzgerald................................       585,854         **
Frank M. Keaney...................................             0         **
Joseph F. Oliveri*(7).............................        32,000         **
Michael C. Ruettgers*(8)..........................       311,154         **
FMR Corp.(9)......................................    25,917,075       13.1
The Equitable Companies Incorporated(10)..........    10,105,005        5.1
All directors and executive officers as a group
 (18 persons)(11).................................    20,943,555       10.4

- --------
 *  Nominee for director

**  Less than 1%

(1) Except as otherwise noted, all persons have sole voting and investment power with respect to their shares. All amounts shown in this column include shares obtainable upon exercise of stock options exercisable within 60 days from the date of this table.

(2) Excludes 4,428,551 shares held by Mr. Egan's wife, Maureen E. Egan, and John R. Egan, as to which Mr. Egan disclaims beneficial ownership.

(3) Excludes 15,451,930 shares held by Mrs. Egan's husband, Richard J. Egan, and John R. Egan, as to which Mrs. Egan disclaims beneficial ownership.

(4) Mr. Cronin is deemed to own these shares by virtue of a currently exercisable option to purchase these shares.

(5) Mr. Cunningham is deemed to own these shares by virtue of a currently exercisable option to purchase these shares.

(6) John R. Egan is deemed to own 379,200 of these shares by virtue of currently exercisable options to purchase these shares.

(7) Mr. Oliveri is deemed to own these shares by virtue of a currently exercisable option to purchase these shares.

(8) Excludes 3,900 shares owned by Mr. Ruettgers' children, as to which he disclaims beneficial ownership.

 (9) EMC has relied on the Schedule 13G of FMR Corp. dated February 13, 1995 for information relating to its share ownership. Of these shares, FMR Corp. has the sole power to vote or direct the vote of 1,541,800 shares and the sole power to dispose of or direct the disposition of 25,917,075 shares. The number of shares of Common Stock beneficially owned by FMR Corp. includes 2,612,248 shares of Common Stock resulting from the assumed conversion of $8,000,000 principal amount of the EMC 6.25% Convertible Subordinated Debentures due 2002.

(10) EMC has relied on the Schedule 13G filed jointly by The Equitable Companies Incorporated ("Equitable"), Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Uni Europe Assurance Mutuelle and AXA dated February 10, 1995 for information relating to their share ownership. Of these shares, Equitable, through its subsidiaries, has the sole power to vote or direct the vote of 9,547,605 shares and the sole power to dispose of or direct the disposition of 10,105,005 shares. The number of shares of Common Stock beneficially owned by Equitable, through its subsidiaries, includes 1,210,305 shares of Common Stock resulting from the assumed conversion of $3,706,559 principal amount of the EMC 6.25% Convertible Subordinated Debentures due 2002.

(11) Includes 853,100 shares of Common Stock beneficially owned by all executive officers and directors as a group based upon stock options exercisable within 60 days from the date of this table. Excludes shares as to which the named individuals have disclaimed beneficial ownership as described above. Also excludes shares held by Mr. Keaney, who resigned as an executive officer of the Company as of December 31, 1994.

   The address of all persons listed above other than FMR Corp. and Equitable is c/o EMC Corporation, 171 South Street, Hopkinton, Massachusetts 01748. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. The address of Equitable is 787 Seventh Avenue, New York, New York 10019.

                       COMPENSATION OF EXECUTIVE OFFICERS

  The following table discloses compensation received by the Company's Chief Executive Officer and the four remaining most highly paid executive officers for the three fiscal years ended December 31, 1994.

                           SUMMARY COMPENSATION TABLE

                                                        LONG TERM
                                                       COMPENSATION
                                     ANNUAL            ------------
                                  COMPENSATION            AWARDS
   NAME AND PRINCIPAL     ---------------------------- ------------    ALL OTHER
        POSITION          YEAR SALARY ($) BONUS ($)(1) OPTIONS (#)  COMPENSATION($)
   ------------------     ---- ---------- ------------ ------------ ---------------
Michael C. Ruettgers....  1994  260,000     366,660           --        2,000(2)
 President, Chief Execu-  1993  225,000     536,363           --        2,000(2)
 tive                     1992  207,800     365,000     1,200,000       2,000(2)
 Officer and Director
Richard J. Egan.........  1994  260,000     366,660           --      371,147(3)
 Chairman of the Board    1993  225,000     536,363           --      278,971(4)
 and Director             1992  163,556     181,500           --        2,000(2)
Frank M. Keaney.........  1994  175,000     293,250           --        2,000(2)
 Senior Vice President    1993  175,000     383,116       100,000       2,000(2)
 North American Sales     1992  156,600     297,100           --        2,000(2)
John R. Egan............  1994  200,000     266,425           --        2,000(2)
 Executive Vice Presi-    1993  175,000     490,389           --        2,000(2)
 dent                     1992  156,500     304,000     1,800,000       2,000(2)
 Sales and Marketing and
 Director
W. Paul Fitzgerald......  1994  165,000     214,560           --        2,000(2)
 Senior Vice President,   1993  160,000     383,116           --        2,000(2)
 Finance and              1992  157,800     287,500           --        2,000(2)
 Administration and Di-
 rector

- --------
(1) Includes performance bonuses and commissions accrued in year of service whether paid during year of service or in succeeding year.

(2) The amount noted was paid to such executive officer's account in the EMC 401K Plan.

(3) Includes the amount of $2,000 paid to Mr. Egan's account in the EMC 401K Plan. Also includes $369,147 reflecting the present value of the economic benefit to Mr. Egan of the non-term portion of the premium advanced, on a non-interest bearing basis, by the Company during 1994 ($768,131) with respect to a split-dollar insurance agreement (see "Certain Transactions" below for a description of such agreement), based on the earliest possible date on which the Company may terminate the split dollar agreement and receive back all funds advanced, which is August 16, 2002. The Company did not pay any portion of the term life insurance portion of the premium in 1994.

(4) Includes the amount of $2,000 paid to Mr. Egan's account in the EMC 401K Plan. Also includes $276,971 reflecting the present value of the economic benefit to Mr. Egan of the non-term portion of the premium advanced, on a non-interest bearing basis, by the Company during 1993 ($611,439) with respect to the split-dollar insurance agreement described in Note 3 above. The Company did not pay any portion of the term life insurance portion of the premium in 1993.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

  There were no option grants in fiscal 1994 to the named executive officers. The following table provides information on option exercises in fiscal 1994 by the named executive officers and the value of such officers' unexercised options at December 31, 1994.

                                                     NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                            SHARES                        OPTIONS AT           IN-THE-MONEY OPTIONS
                           ACQUIRED                   FISCAL YEAR END (#)    AT FISCAL YEAR END ($)(1)
                              ON         VALUE     ------------------------- -------------------------
       NAME              EXERCISE (#) REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
       ----              ------------ ------------ ----------- ------------- ----------- -------------
Michael C. Ruettgers....   300,876      5,722,743        --        801,552          --    16,193,192
Richard J. Egan.........       --             --         --            --           --           --
Frank M. Keaney.........    20,000        208,100        --         60,000          --       909,300
John R. Egan............   798,000     14,055,942    379,200     1,140,000    7,845,178   23,053,800
W. Paul Fitzgerald......       --             --     353,200        60,000    7,306,250    1,239,960

- --------
(1) Fiscal year ended December 31, 1994. The closing price of the Common Stock on December 30, 1994 (which was the last trading day in 1994) on the New York Stock Exchange was $21.63 per share.

(2) The above options were granted under the Company's 1985 Stock Option Plan.

                             1993 STOCK OPTION PLAN

  As of February 28, 1995, there were options to purchase 2,987,860 shares of Common Stock outstanding under the 1993 Stock Option Plan (the "1993 Plan") and 2,995,340 shares remained available for future grant under the 1993 Plan. A more detailed description of the 1993 Plan is described below at "Approval of Amendment to the Company's 1993 Stock Option Plan."

  The following table shows certain information regarding options to purchase shares of Common Stock pursuant to the 1993 Stock Option Plan:

                                            NUMBER OF SHARES
                                           COVERED BY OPTIONS AVERAGE PER SHARE
                                              GRANTED FROM    EXERCISE PRICE OF
       NAME                                1/1/92 TO 12/31/94  SUCH OPTIONS(1)
       ----                                ------------------ -----------------
Michael C. Ruettgers......................          --                --
Richard J. Egan...........................          --                --
Frank M. Keaney...........................          --                --
John R. Egan..............................          --                --
W. Paul Fitzgerald........................          --                --
Joseph F. Oliveri.........................          --                --
All current executive officers as a group
 (14 persons)(2)..........................      150,000            $17.88
All current directors who are not
 executive officers as a group
 (4 persons)..............................          --                --

- --------
(1) All options to current executive officers and directors were granted at a price at least equal to the fair market value of EMC Common Stock on the date of grant.

(2) Excludes options held by Mr. Keaney.

  Between January 1, 1992 and December 31, 1994, options for 3,349,260 shares were granted under the 1993 Plan to all employees as a group, excluding directors and executive officers, at an average per share exercise price of $16.57.

  Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act") that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Stock Price Performance Graph on page 12 shall not be incorporated by reference into any such filings.

                      REPORT OF THE EXECUTIVE COMPENSATION
                           AND STOCK OPTION COMMITTEE

  EMC's executive compensation program is directly linked to corporate performance and returns to stockholders. The Company has developed an overall compensation strategy that ties a significant portion of executive compensation to the Company's success in meeting one or more specified performance goals and to appreciation in the Company's market valuation. The overall objectives of this strategy are to attract and retain top-notch executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy, to link executive and stockholder interests through equity-based plans, and to provide a compensation program that recognizes individual contributions as well as overall business results.

  Each year the Executive Compensation and Stock Option Committee (the "Compensation Committee") conducts a full review of the Company's executive compensation program. This review often includes a comprehensive report from independent executive compensation consultants evaluating the effectiveness of the program and comparing the Company's executive compensation, corporate performance, stock price appreciation and total return to stockholders to a peer group of public high technology companies with revenues comparable to those of the Company. The Compensation Committee reviews the selection of peer companies used for compensation analysis. The companies in the peer group used for compensation analysis are generally not the same as those in the peer group index in the Performance Graph included in this Proxy Statement.

  The peer group in the Performance Graph is comprised of companies in the computer storage field. The Compensation Committee is of the opinion that EMC is not comparable to any of such companies in terms of revenue and therefore uses other high technology companies with comparable revenue for compensation analysis. The annual compensation reviews permit an ongoing evaluation of the link between the Company's performance and its executive compensation in the context of the compensation programs of other companies.

  The Compensation Committee determines the compensation of the five most highly compensated executive officers, which is detailed in this Proxy Statement, and sets policies for and reviews the compensation awarded to the other executive officers and officers of the Company. This is designed to ensure consistency throughout the executive compensation programs. In reviewing the individual performance of the executives whose compensation is detailed in this Proxy Statement (other than Michael C. Ruettgers) the Compensation Committee takes into account the views of Mr. Ruettgers, the Company's Chief Executive Officer.

  The key elements of the Company's executive compensation usually consist of base salary, executive bonus and stock options. The Compensation Committee's policies with respect to each of the elements, including the base salary for the compensation awarded to Mr. Ruettgers, are discussed below. In addition, while the elements of compensation described are considered separately, the Compensation Committee takes into account the complete compensation package provided by the Company to the individual.

BASE SALARIES

  Base salaries for executive officers and officers are determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for pertinent executive talent, including a comparison to base salaries for comparable positions at other companies. The base salaries of the Company's executive officers, generally, and the Chief Executive Officer, in particular, are low in comparison to base salaries for comparable positions at other companies. This is due to the fact that the Company's executive compensation program is weighted heavily towards bonuses and other incentives.

  Annual salary adjustments are determined by evaluating the financial performance of the Company and of each executive officer and officer. All financial performance targets for 1994 were met or exceeded. The Compensation Committee, where appropriate, also considers non-financial performance measures. For 1994, the non-financial performance factors used were increase in market share, manufacturing efficiency gains, improvements in product quality and improvements in relations with customers, suppliers and employees.

  With respect to the base salary granted to Mr. Ruettgers in 1994, the Compensation Committee took into account base salaries of chief executive officers of peer companies, the Company's success in meeting its return on equity goals in 1993, the performance of the Common Stock and the assessment by the Compensation Committee of Mr. Ruettgers' individual performance. The Compensation Committee also took into account the longevity of Mr. Ruettgers' service to the Company and its belief that Mr. Ruettgers is an excellent representative of the Company to the public by virtue of his stature in the industry. On these bases, the Compensation Committee believes that the increase in Mr. Ruettgers' 1994 base salary from that of 1993 is well justified.

EXECUTIVE BONUS

  The Company's executive officers and officers are eligible for an annual cash bonus. Individual and corporate performance objectives are established at the beginning of each year by the Compensation Committee. Eligible executives are assigned target bonus levels. The corporate performance measure for bonus payments for 1994 was based on a fractional percentage of the Company's pre-tax profits, based on each executive's job level and responsibilities. As in the case of base salary, the Compensation Committee also considers individual non-financial performance measures and, where appropriate, unit performance measures, in determining bonuses.

  In awarding these bonuses, the Compensation Committee also considered on a subjective basis the performance of the Common Stock and the role of Mr. Ruettgers and the other executive officers and officers in promoting the long-term strategic growth of the Company and, in particular, the Company's growth in market share.

STOCK OPTIONS

  Under the Company's 1985 Stock Option Plan (the "1985 Plan") and the 1993 Plan, stock options may be granted to the Company's executive officers and officers and other key employees. The Compensation Committee sets guidelines for the size of stock option awards based on similar factors, including competitive compensation data, as are used to determine base salaries and annual bonus amounts. In the event of poor corporate performance, the Compensation Committee can elect not to award options.

  Stock options are designed to align the interests of executive officers, officers and key employees with those of the stockholders. Generally, stock options are granted with an exercise price equal to the market price of the Common Stock on the date of grant and vest in equal increments over five years. This approach is designed to act as an incentive for the creation of stockholder value over the long term since the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years.

  On occasion (but not during 1994), some discounted stock option grants have been made to employees of the Company, including Mr. Ruettgers. The reasons for these discounted grants are that the Compensation Committee wanted to reward the individuals for their past performance and to grant further incentives to these individuals for expected future performance.

  The Compensation Committee may make additional discounted stock option grants to employees of the Company who have performed in an extraordinary manner and such actions have had a direct tangible effect on the Company and its results of operations. It is for these reasons that these types of stock option grants will not be made routinely.

  The Compensation Committee has a set of guidelines that is generally used to determine the size of stock option awards. These guidelines take into account the duties and responsibilities of the individual, years of service to the Company, the number of outstanding options and the size of the option award. These guidelines were used by the Compensation Committee in making the stock option grants to Mr. Ruettgers and all other key employees of the Company.

  If necessary, the Compensation Committee retains the discretion to keep individual items of compensation constant in the future to provide that total compensation fairly reflects overall corporate performance and individual achievement. The Compensation Committee believes that significant equity interests held by Mr. Ruettgers and the other executive officers and officers align the interests of stockholders and management.

CONCLUSION

  Through the programs described above, a very significant portion of the Company's executive compensation is linked directly to individual and corporate performance and stock price appreciation. In 1994, as in previous years, the majority of the Company's executive compensation consisted of compensation with performance-based variable elements. The Compensation Committee intends to continue the policy of linking executive compensation to corporate performance and returns to stockholders.

  Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), under certain circumstances, executive compensation in excess of $1 million may not be deductible. The Compensation Committee has determined that due to the current compensation levels, this limitation does not at this time affect the executive compensation policy noted above and has therefore not adopted any policy with respect to the $1 million limitation on deductibility.

                                          EXECUTIVE COMPENSATION AND STOCK
                                          OPTION COMMITTEE

                                          Michael J. Cronin, Chairman
                                          John F. Cunningham
                                          Richard J. Egan

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Michael J. Cronin and John F. Cunningham, non-employee directors, serve on the Compensation Committee of the Company's Board of Directors. Richard J. Egan, Chairman of the Board of the Company, is also a member of the Compensation Committee.

  Richard J. Egan is a member of the Board of Directors of Cognition Corporation. Michael J. Cronin, the Chief Executive Officer of Cognition Corporation, serves as Chairman of the Compensation Committee of EMC.

                         STOCK PRICE PERFORMANCE GRAPH

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                         AMONG EMC CORPORATION, S&P 500
        INDEX AND PEER GROUP SIC CODE 3572 (COMPUTER STORAGE DEVICES)**

                             [GRAPH APPEARS HERE]


                YEAR          EMC           PEER       S&P 500
                1989          100            100         100
                1990          250            121          97
                1991          358            157         126
                1992         1095            228         136
                1993         3044            295         150
                1994         3992            297         152


             * $100 invested on 12/30/89 in Company stock,
               index or peer group including reinvestment of dividends, if any.

            ** 23 companies comprise the peer group. The
               Company will provide a list of the peer group companies to stockholders upon request.

            Note: The stock price performance shown on the graph above is not necessarily indicative of future price performance.

                              CERTAIN TRANSACTIONS

  In 1994, the Company retained the Thomas A. Fitzgerald Company to provide various forms of corporate insurance and paid premiums of approximately $620,732. Thomas A. Fitzgerald is the brother of W. Paul Fitzgerald, an executive officer and Director of the Company and of Maureen E. Egan, a Director of the Company and the brother-in-law of Richard J. Egan, Chairman of the Board of Directors of the Company.

  In 1994, the Company purchased approximately $1,543,580 of electronic components from Interface Electronics Corporation. Joseph F. Oliveri, a Director of EMC, is the President and Chief Executive Officer of Interface Electronics Corporation.

  In January 1993, the Company entered into a "split dollar" life insurance agreement with the Egan Family Irrevocable Insurance Trust, for the benefit of the Richard J. Egan family. Richard J. Egan is Chairman of the Board and Maureen E. Egan is a Director of the Company. Under the agreement, premiums equivalent, in general terms, to the aggregate annual increase in the cash value of the policies will be advanced by the Company to the Egan Family Irrevocable Insurance Trust and will be required to be repaid to the Company (without interest) upon death or at such time as the aggregate cash value of the fully funded policies equals the Company's total premium advances. All Company advances will be collateralized by the aggregate cash value of the policies. In 1994, the Company paid $768,131 in premiums pursuant to this agreement.

  The Company believes that the terms of the arrangements described above were fair and not less favorable to the Company than could have been obtained from unaffiliated parties.

                                   PROPOSAL 2

        APPROVAL OF AMENDMENT TO THE COMPANY'S ARTICLES OF ORGANIZATION

  The Articles of Organization of the Company currently authorize the issuance of 330,000,000 shares of Common Stock, $.01 par value, and 25,000,000 shares of Series Preferred Stock, $.01 par value. On March 14, 1995, the Board of Directors voted to propose and declare advisable an amendment to the Company's Articles of Organization to increase the number of authorized shares of Common Stock from 330,000,000 shares to 500,000,000 shares.

  This proposal will not take effect unless it is approved by the affirmative vote by the holders of a majority of the outstanding shares. The Board of Directors believes that this amendment to the Company's Articles of Organization is in the best interest of the Company and its stockholders and recommends a vote "FOR" Proposal 2.

  As of February 28, 1995, there were a total of 247,889,445 shares of Common Stock issued or reserved for issuance, which includes 2,643,009 shares held as treasury stock. This total number of shares also includes shares available for issuance under the 1985 Plan, the Company's 1989 Employee Stock Purchase Plan (the "1989 Plan"), the 1992 Stock Option Plan for Directors (the "1992 Plan"), and the 1993 Plan, the shares issuable upon conversion of the 6 1/4% convertible subordinated debentures due 2002 (the "6 1/4% Debentures") (all of which debentures were redeemed or converted into Common Stock on or prior to April 1, 1995) and the shares issuable upon conversion of the 4 1/4% convertible subordinated notes due 2001 (the "4 1/4% Notes"). As of the date of this Proxy Statement, there are no shares of Preferred Stock issued or outstanding.

  The proposed amendment would increase the number of shares of the existing class of Common Stock available for issuance by the Company, but would have no effect upon the terms of the Company's Common Stock or the rights of holders of such Common Stock. Holders of Common Stock are entitled to one vote for each share held and have no preemptive or other rights to subscribe for additional shares from the Company. There are no cumulative voting rights, with the result that holders of more than 50% of the shares of Common Stock are able to elect 100% of the class of the Company's directors to be elected at any Annual Meeting of Stockholders or Special Meeting in lieu thereof. All outstanding shares of Common Stock are, and those issuable upon the exercise of options and the conversion of the 4 1/4% Notes will be, when issued and fully paid for, validly issued and fully paid and non-assessable. Holders of Common Stock are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor. On liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive their pro rata portion of the net assets of the Company remaining after the payment of all creditors and liquidation preferences, if any.

  The Board of Directors believes that the proposed increase in authorized shares of Common Stock is desirable to enhance the Company's flexibility in connection with possible future actions, such as stock splits, stock dividends, financings, corporate mergers, acquisitions, use in employee benefit plans or other corporate purposes. Having such authorized shares available for issuance in the future would allow shares of Common Stock to be issued without the expense and delay of a special stockholders meeting. If this proposal is adopted, the shares of Common Stock would be available for issuance without further action by the stockholders, subject, however, to the requirements of the New York Stock Exchange that stockholder approval be obtained for certain issuances of additional shares of Common Stock in excess of 20% of the number of shares then outstanding. If additional shares of Common Stock are issued as a result of the proposed increase in authorized shares of Common Stock, this may have a dilutive effect on the voting power of existing holders of Common Stock and on earnings per share. In addition, the proposed increase in authorized shares of Common Stock could have the effect of rendering more difficult a change in control of the Company.

  As of the date of this Proxy Statement, the Company has no agreements, commitments, or plans with respect to the sale or issuance of additional shares of Common Stock except as described under the 1985 Plan, the 1989 Plan, the 1992 Plan, the 1993 Plan and the obligation to issue shares of Common Stock upon conversion of the 4 1/4% Notes.

                                   PROPOSAL 3

         APPROVAL OF AMENDMENT TO THE COMPANY'S 1993 STOCK OPTION PLAN

  On May 12, 1993, the Company's stockholders adopted and approved the 1993 Plan and 6,000,000 shares of Common Stock were reserved for issuance thereunder to employees of the Company and its subsidiaries. As of February 28, 1995, 2,995,340 shares remained available for future option grants under this plan.

  On March 14, 1995, the Board of Directors approved an amendment to the 1993 Plan to increase the number of shares available under the plan from 6,000,000 shares to 8,000,000 shares. The affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting is required to approve this amendment to the 1993 Plan. The Company's current forecast for the 1993 Plan indicates that there are currently sufficient shares for projected grants of options through approximately the end of 1995. Additional shares are needed for use in the 1993 Plan so that stock option grants can continue to be made to attract and retain key employees of the Company and its subsidiaries. This amendment to the 1993

Plan will not take effect unless it is approved by a majority of the votes cast at the Annual Meeting. If this amendment to the 1993 Plan is not approved by the stockholders, no grants of options will be made under the 1993 Plan once the presently available number of options are granted. The Board of Directors believes that the amendment to the 1993 Plan is in the best interests of the Company and its stockholders and recommends a vote "FOR" Proposal 3.

  Members of the Board of Directors of the Company who are not employed as regular salaried officers or employees of the Company may not participate in the 1993 Plan. The closing price of a share of Common Stock on the New York Stock Exchange on March 31, 1995 was $16.75. The proceeds received by the Company from the sale of Common Stock pursuant to the 1993 Plan will be used for the general corporate purposes of the Company.

SUMMARY OF THE 1993 PLAN

  If the March 14, 1995 amendment adding 2,000,000 shares is approved, a total of 8,000,000 shares of Common Stock will be reserved for issuance to employees and officers of the Company and its subsidiaries under the 1993 Plan. Options granted pursuant to the 1993 Plan may, at the discretion of the Compensation Committee be incentive stock options. The 1993 Plan is not qualified under
Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

  The Compensation Committee was appointed by and serves at the pleasure of the Board of Directors and, subject to the 1993 Plan, has full authority to determine the provisions of options to be granted under the 1993 Plan, to interpret the terms of the 1993 Plan and of options granted under the 1993 Plan, to adopt, amend and rescind rules and guidelines for the administration of the 1993 Plan and for its own acts and proceedings and to decide all questions and settle all controversies and disputes which may arise in connection with the 1993 Plan.

  Among other matters, the Compensation Committee is authorized to determine conclusively, consistent with the 1993 Plan, who will receive options, the number and exercise price of the options, the time when the options become exercisable, and whether such options will be incentive stock options. Members of the Compensation Committee are not eligible to be granted options under the 1993 Plan.

  The shares of Common Stock subject to the 1993 Plan may be adjusted to give effect to stock dividends, stock splits and the like. The Common Stock delivered to option holders upon the exercise of options may, in the discretion of the Board of Directors, be either authorized but unissued shares or shares held by the Company in treasury.

  The Compensation Committee may, at its discretion, select any eligible person to participate in the 1993 Plan. An eligible person to participate in the 1993 Plan is any employee of the Company or any of its subsidiaries. As of February 28, 1995, there were approximately 3,200 employees eligible to participate in the 1993 Plan and approximately 850 employees participating in the 1993 Plan. The number of options which may be granted to any eligible person is also within the discretion of the Compensation Committee, subject to certain conditions concerning incentive stock options.

  Options granted under the 1993 Plan are exercisable at such time or times as the Compensation Committee shall determine. However, no incentive stock option may be exercisable after ten years from the date of its grant (five years in the case of a 10% or more stockholder).

  Under the 1993 Plan, options are transferable only by will or the laws of descent and distribution, and may be exercised by a person other than the option holder only in the circumstances outlined below.

  Under the 1993 Plan, all previously unexercised options terminate and are forfeited automatically upon the termination of the option holder's employment with the Company, unless the Compensation Committee or the Board of Directors specifies otherwise. However, if an option holder dies at a time when he or she is entitled to exercise an option, then the portion formerly exercisable by the option holder may be exercised by the option holder's executor or administrator, or by the person to whom the option is transferred under the applicable laws of descent or distribution, within three years of the death of the option holder, subject, in the case of incentive stock options, to the limitations stated above on their exercise. Shares which are not delivered because of termination of options may be reused for other options.

  The exercise price of stock options granted under the 1993 Plan is determined by the Compensation Committee on the date of grant, subject to limitations contained in the 1993 Plan, including the limitation that the exercise price may not be less than par value. However, there are certain pricing restrictions for incentive stock options as set forth below.

  Payment for shares to be granted upon exercise of options must be made in full in cash or by bank draft, check or money order before the shares are delivered. Part or all of the purchase price may also be paid in shares of Common Stock. A person electing to exercise an option must give written notice to the Company of the election, accompanied by any documents required by the Compensation Committee and the purchase price. The Compensation Committee may require the person to fulfill any conditions it stipulates that are not inconsistent with the terms of the 1993 Plan. When options other than incentive stock options are exercised or any options are exercised by an individual subject to taxation in a foreign jurisdiction, the Company may require the option holder to remit to the Company applicable taxes prior to the delivery of any shares of Common Stock. If at the time an incentive stock option is exercised, the Compensation Committee determines that the Company could be liable for withholding applicable taxes upon a disposition of the underlying Common Stock, the Compensation Committee may require as a condition of exercise that the option holder agree to notify the Company of any disposition of the underlying Common Stock and provide the Company with such security as the Compensation Committee deems adequate to meet the potential liability of the Company for withholding of taxes.

  The Compensation Committee may at any time discontinue granting options under the 1993 Plan. The Board of Directors may amend the 1993 Plan except that no such amendment may adversely affect the rights of any option holder without his or her consent and except that no such amendment will, without the approval of the stockholders of the Company, increase the number of shares available under the 1993 Plan, change the group of employees eligible to receive options, reduce the exercise price of outstanding incentive stock options, reduce the price at which future incentive stock options may be granted, extend the time within which options may be granted, alter the 1993 Plan so that options intended to qualify as incentive stock options under the Code would not do so, or change the amendment provisions of the 1993 Plan.

  No grant of incentive stock options can be made under the 1993 Plan after May 12, 2003, but options granted before that day may be exercised after it.

  In the event of a stock dividend, stock split or other change in corporate structure or capitalization affecting the Common Stock, the number and kind of shares of stock or securities of the Company to be subject to the 1993 Plan and the options then outstanding or to be granted thereunder, and the option price, will be appropriately adjusted by the Compensation Committee, whose determination will be binding on all persons. In the event of a dissolution, liquidation, consolidation or merger in which the Company is not the surviving corporation, all outstanding options will thereupon terminate, provided that at least twenty days prior to the effective date of any such dissolution, liquidation, consolidation or merger, the Company will either (i) make all outstanding options immediately exercisable or (ii) arrange to have the surviving corporation grant replacement options to the option holders.

  The exercise price of incentive stock options may not be less than 100% of the fair market value of the Common Stock at the time the option is granted, except as stated otherwise below. The aggregate fair market value, determined at the time the option is granted, of the stock for which any person may be granted incentive stock options which become exercisable for the first time by such person in any calendar year cannot exceed the sum of $100,000 (determined at the time such option is granted). No incentive stock option will be granted to a person who is not an "employee" as defined in the applicable provisions of the Code and regulations issued thereunder. No incentive stock option will be granted to any person who at the time of the grant owns, directly or indirectly through application of the attribution rules of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its subsidiaries unless the option price at the time of the grant is at least 110% of the fair market value of the stock subject to the option and the period of the option does not exceed five years from the date of grant.

FEDERAL INCOME TAX CONSEQUENCES

  In general, neither the grant nor the exercise of an incentive stock option granted under the 1993 Plan will result in taxable income to the option holder or a deduction to the Company. If the option holder does not dispose of stock received upon exercise of an incentive stock option within two years from the date the option is granted or within one year after the date of exercise, any later sale of such stock will result in a long-term capital gain or loss.

  If shares received upon exercising an incentive stock option are disposed of before the holding period requirements described above have been satisfied, the option holder will generally realize ordinary income at the time of disposition of the stock. The amount of such ordinary income will generally be equal to the difference between the fair market value of the stock on the date of exercise and the option price. In the case of a disqualifying disposition which is a sale with respect to which loss (if sustained) would be recognized, then the amount of ordinary income will not exceed the excess of the amount realized on such sale over the adjusted basis of the stock, that is, in general, the price paid for the stock. The Company will generally be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income realized by the option holder, subject to any necessary withholding and reporting requirements.

  Certain option holders exercising incentive stock options may become subject to the alternative minimum tax, under which the difference between (i) the fair market value of stock purchased under incentive stock options, determined on the date of exercise, and (ii) the exercise price will be an item of tax preference in the year of exercise for purposes of the alternative minimum tax.

  Options granted under the 1993 Plan which are not incentive stock options are "nonstatutory options". No income results upon the grant of a nonstatutory option. When an option holder exercises a nonstatutory option he or she will realize ordinary income subject to withholding. Generally such income will be realized at the time of exercise and in an amount equal to the excess, measured at the time of exercise, of the then fair market value of the Common Stock over the option price. The Company will generally be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income realized by the option holder, subject to certain withholding and reporting requirements.

  The foregoing summary is not a complete description of Federal income tax aspects of the 1993 Plan. Moreover, the foregoing summary relates only to Federal income taxes; there may also be Federal estate and gift tax consequences associated with the 1993 Plan, as well as foreign, state and local tax consequences.

                             STOCKHOLDER PROPOSALS

  To be eligible for inclusion in the Company's Proxy Statement, stockholder proposals intended to be presented at the 1996 Annual Meeting of Stockholders must be received at EMC's principal executive offices no later than December 8, 1995.

                         INDEPENDENT PUBLIC ACCOUNTANTS

  The Directors have appointed Coopers & Lybrand, who have served as the Company's auditors since 1984, to examine the financial statements of the Company for fiscal year 1995. The Company expects that representatives of Coopers & Lybrand will be present at the Annual Meeting, and will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                      COMPLIANCE WITH SECTION 16(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Executive officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with all copies of Section 16(a) forms they file.

  Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during the fiscal year ended December 31, 1994, all filing requirements were complied with in a timely fashion except for the following: Paul E. Noble, Jr., an executive officer of the Company, made one late filing, reporting one transaction; and Michael R. Grilli, an executive officer of the Company, made one late filing, reporting two transactions.

   PROXY                                                              PROXY

                                EMC CORPORATION

                  ANNUAL MEETING OF STOCKHOLDERS, MAY 10, 1995
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned, hereby appoints Colin G. Patteson and Paul T. Dacier, and each of them, proxies with full power of substitution to each, to represent and to vote at the Annual Meeting of Stockholders of EMC Corporation, to be held May 10, 1995, at 10:00 a.m., local time at EMC's facility at 5-9 Technology Drive, Milford, Massachusetts, and at any adjournment thereof, all the shares of Common Stock, $.01 par value per share, of EMC Corporation that the undersigned would be entitled to vote if personally present. The undersigned instructs such proxies or their substitutes to act on the following matters as specified by the undersigned, and to vote in such manner as they may determine on any other matters that may properly come before the meeting.

The Board of Directors recommends a vote FOR each of the proposals.

PLEASE VOTE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.



Please sign this proxy exactly as your name appears on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?


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

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE
                                   With     For All
                            For    hold     Except

                            [_]    [_]      [_]
1.)  Election of Directors:

     Electing three directors to serve
     a three-year term as Class II Directors
     and for all nominees.

                     John R. Egan
                   Joseph F. Oliveri
                  Michael C. Ruettgers


     If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the nominee(s) name.
     Your shares will be voted for the remaining nominee(s).

     RECORD DATE SHARES:



     Please be sure to sign and date this Proxy.     Date:


     _________________________________________________________
     Stockholder sign here                  Co-owner sign here


                                          For     Against    Abstain
 2.  To amend the Articles of             [_]       [_]        [_]
     Organization to increase the
     number of shares of authorized
     Common Stock, $.01 par value,
     to 500,000,000 shares.

                                          For     Against    Abstain
3.   To approve the addition of           [_]       [_]        [_]
     2,000,000 shares of Common
     Stock, $.01 par value, to the
     1993 Stock Option Plan.


THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED
AS SPECIFIED.  IF NO CHOICE IS SPECIFIED, THEN
THIS PROXY WILL BE VOTED IN FAVOR OF ELECTING THE
THREE NOMINEES NOTED HEREON TO THE BOARD OF
DIRECTORS TO SERVE FOR A THREE-YEAR TERM AS CLASS
II DIRECTORS AND APPROVING THE AMENDMENT TO THE
ARTICLES OF ORGANIZATION AND THE ADDITION OF
SHARES TO EMC CORPORATION'S 1993 STOCK OPTION
PLAN.  A VOTE FOR THE ELECTION OF DIRECTORS
INCLUDES DISCRETIONARY AUTHORITY TO VOTE FOR A
SUBSTITUTE IF ANY NOMINEE IS UNABLE TO SERVE OR
FOR GOOD CAUSE WILL NOT SERVE.  IN THEIR
DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE
UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME
BEFORE THE MEETING.


Mark box at right if a change of             [_]
address has been noted on the reverse
side of this card.

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